EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
Moriah@lhai-sf.com

TESSERA TECHNOLOGIES ANNOUNCES SECOND QUARTER 2006

FINANCIAL RESULTS

- Tessera and Infineon Enter into a License Agreement -

- Company Raises Full Year Revenue Guidance Range to Between $195 Million and $200 Million -

San Jose, Calif., August 1, 2006 – Tessera Technologies, Inc. (Nasdaq-GS: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its results for the second quarter and six-month period ended June 30, 2006. The company also announced definitive agreements with Infineon Technologies AG and Qimonda AG, an Infineon subsidiary, settling outstanding litigation and requiring future royalty payments.

Under the terms of the agreements, Infineon will pay Tessera a total of $50 million in cash plus future royalties for licenses to Tessera’s Compliant Chip (TCC) technology. The agreement provides Infineon and Qimonda access to Tessera patented semiconductor packaging technology.

“With the recent signing of Micron Technology, Infineon and Qimonda, Tessera is now being paid royalties for the use of our chip scale packaging technology by licensees representing more than 80 percent of the DRAM market in 2005, according to Gartner Dataquest,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “These settlements were key steps toward our long-term goal of collecting royalties on more than 80 percent of all packages shipped using our chip scale and multi-chip packaging technology. We believe this goal will roughly translate to being paid on 11 billion units in 2008 versus 2.9 billion units in 2005.”

Revenue Highlights: Second Quarter 2006

•	Total revenue was $24.3 million.

•	Royalties and License Fees were $19.5 million.

•	Payments for past production were $1.4 million.

•	Services revenue was $3.3 million.

GAAP net loss for the second quarter of 2006 was $1.2 million, or $0.03 per share. In the process of securing the Micron settlement, Tessera expended approximately $7 million in additional legal fees for the second quarter, which included a portion of a one time success fee relating to the Micron agreement. This portion of the success fee and other legal expenses were recognized in the second quarter. A $30 million payment from Micron and a $50 million payment from Infineon, as part of the license agreements will be recognized as revenue in the third quarter. Pro forma net income for the second quarter of 2006 was $711,000 and pro forma net income per diluted share was $0.04. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation. Pro forma net income per share equals pro forma net income divided by the weighted share count as of that period end.

Mike Forman, Tessera’s interim chief financial officer, stated, “Tessera’s full year outlook and long-term growth has been significantly strengthened by the Micron and Infineon transactions. The combined settlements will result in approximately $76 million, classified as past production payments, in the third quarter. Royalty payments for the third quarter shipments for both Micron and Infineon will begin in the fourth quarter, as we recognize royalty revenue one quarter in arrears. We expect Micron and Infineon will be significant royalty paying customers for years to come. We now anticipate royalties for 2006 will grow as much as 70 percent over 2005, even if no further settlements or new licensing agreements are reached during the remainder of this year.”

Revenue Highlights: Six-month Period Ended June 30, 2006

•	Total revenue was $47.9 million.

•	Royalties and License Fees were $38.9 million.

•	Payments for past production were $1.6 million.

•	Services revenue was $7.4 million.

GAAP net income for the six-month period was $59,000, or $0.00 per share. Pro forma net income for the six-month period was $7.3 million, or $0.15 per diluted share.

McWilliams continued, “Our royalties and license fees grew 55 percent in the six-month period ended June 30, 2006 as compared to last year’s period. Key drivers continued to be the expanding wireless, consumer and computing electronics industries. With DDR2 as a major user of Tessera’s technology, we are in the fastest growing segment of the memory market.

In July, we completed the acquisition of Digital Optics, through which Tessera entered the fast growing field of consumer optics. Tessera intends to introduce a broad range of technologies that enable smaller and lower cost camera phones, next generation DVD drives, and other optical products. We also broadened our Shellcase portfolio with the introduction of the SHELLCASE® CF technology platform which allows us to target the high volume image sensors for camera phones. Overall, we are on track with our long-term strategy to expand our technology portfolio and are well-positioned to generate significant royalties and earnings growth for years to come.”

2006 Financial Guidance

Tessera expects third quarter 2006 total revenue within the range of $107 million to $109 million. As per company policy, quarterly revenue guidance does not include the impact of new agreements that are not already signed. Royalties and license fees are projected to be up 30 percent compared to the second quarter of 2006. Past production payments are projected to be approximately $76 million and are related to the Micron, Infineon and Qimonda settlements. Services revenue, including the impact of the Digital Optics acquisition is projected to range from $7 million to $8 million.

Expenses for the third quarter including cost of revenue, research and development, and selling, general and administration, excluding stock based compensation expenses, are projected to be within the range of $23 million to $24 million, including $6 million to $7 million of litigation. Other income is projected to be $1.2 million. The company’s book tax rate is projected to be 42 percent of pre-tax profit, as a portion of stock compensation expense is not deductible for tax purposes. Cash taxes are projected to approximate $900,000 in the third quarter. The fully diluted share count is expected to be 48.5 million shares.

The company is increasing its 2006 total revenue guidance to be within the range of $195 million to $200 million. The company’s 2006 annual revenue guidance only includes agreements or settlements that have already been executed; no unsigned license agreements or settlements of litigation are included in Tessera’s current 2006 annual guidance. The Royalties and License Fees growth rate is projected to be as much as 70 percent over 2005. Services revenue is projected to range from $25 million to $27 million, including the impact of the Digital Optics acquisition.

Total operating expense guidance, including cost of revenue, research and development, and selling, general and administration, and excluding stock-based compensation, is raised to be in the range of $85 million to $86 million, including litigation expense of $25 million to $26 million. Other income is projected to be $5 million. Cash taxes are projected to approximate $4 million. Book taxes are projected to be 42 percent of pre-tax profit. The fully diluted share count is expected to be 49.0 million shares.

Conference Call Information

Tessera Technologies will host its second quarter 2006 conference call on August 1, 2006 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 2776183.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiaries Tessera, Inc., Tessera Israel, and Digital Optics Corporation, is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal, and mechanical properties of materials and interconnects, as well as in micro-optics structures. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Pro Forma Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains pro forma financial measures that are adjusted for non-cash tax expense, and stock compensation and the requirements of SFAS No. 123(R), “Share-based Payment” (“123R”). The pro forma financial measures used by management and disclosed by the company exclude the income statement effects of non-cash tax expense, and all forms of stock compensation and the effects of 123R upon the number of diluted shares used in calculating pro forma earnings per share. The pro forma financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The pro forma financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the pro forma income to our reported GAAP net income/(loss).

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2006 include more information about factors that could affect the company’s financial results.

– Tables to Follow –

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Royalty and license fees	$19,529	$13,292	$38,901	$25,125
Past production payments	1,410	5,359	1,633	17,669
Service revenues	3,320	3,810	7,389	7,566

Total revenues	24,259	22,461	47,923	50,360

Operating expenses:
Cost of revenues	3,990	3,287	7,422	6,250
Research, development and other related costs	3,396	1,622	7,272	3,151
Selling, general and administrative	20,105	6,360	33,975	11,634

Total operating expenses	27,491	11,269	48,669	21,035

Operating income (loss)	(3,232)	11,192	(746)	29,325
Other income, net	1,519	773	2,724	1,360

Income (loss) before taxes	(1,713)	11,965	1,978	30,685
Income tax provision (benefit)	(501)	4,240	1,819	11,017

Net income (loss) attributable to common stockholders	$(1,212)	$7,725	$159	$19,668

Basic and diluted net income (loss) per share attributable to common stockholders:
Net income (loss) per common share; basic	$(0.03)	$0.18	$—	$0.45

Net income (loss) per common share; diluted	$(0.03)	$0.16	$—	$0.41

Weighted average number of shares used in per share calculations; basic	45,905	43,873	45,684	43,361

Weighted average number of shares used in per share calculations; diluted	45,905	47,494	45,684	47,634

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA
(in thousands, except share amounts)
(unaudited)
Non-cash income tax expense (benefit)	$(1,408)	$3,030	$(13)	$8,065
Stock compensation	$3,331	$181	$7,109	$315
Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	48,301	47,494	48,310	47,634

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TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$146,503	$127,594
Accounts receivable	4,407	4,602
Short term deferred tax assets	1,190	1,190
Other current assets	3,210	1,039

Total current assets	155,310	134,425

Property and equipment, net	7,781	8,751
Intangible assets	12,209	12,757
Goodwill	24,196	24,154
Long term deferred tax assets	9,982	9,982
Other assets	532	58

Total assets	$210,010	$190,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,015	$3,043
Accrued liabilities	14,842	6,802
Deferred revenue	663	324

Total current liabilities	17,520	10,169

Stockholders’ equity:

Common Stock	46	45
Additional paid-in capital	192,847	182,720
Deferred stock-based compensation	—	(2,245)
Accumulated deficit	(403)	(562)

Total stockholders’ equity	192,490	179,958

Total liabilities and stockholders’ equity	$210,010	$190,127

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TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Pro forma net income	$711	$10,936	$7,255	$28,048

Less:
Stock-based compensation	3,331	181	7,109	315
Non-cash income tax expense (benefit)	(1,408)	3,030	(13)	8,065

Net income (loss), as reported	$(1,212)	$7,725	$159	$19,668

Pro forma net income (loss) per common share; diluted	$(0.01)	$0.23	$0.15	$0.59

Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	48,301	47,494	48,310	47,634

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